DGSE COMPANIES, INC. ANNOUNCES COMPLETION OF ACQUISITION OF SUPERIOR GALLERIES, INC.

DALLAS, Texas (May 31, 2007) - DGSE Companies, Inc. (Nasdaq: “DGSE”), which wholesales, retails and auctions fine watches, jewelry, diamonds, precious metal and rare coin products via traditional and Internet channels, today announced that it had completed the acquisition of Superior Galleries, Inc. Superior Galleries, Inc. was founded in 1930 and is located in Beverly Hills, California and is one of the premier rare coin wholesale, retail and auction companies in America.

“We are very pleased to have completed this very important addition to DGSE’s activities”, noted William H. Oyster, President and Chief Operating Officer of DGSE Companies, Inc. Mr. Oyster continued, “The acquisition of Superior extends our capacity to service our customers and to recruit new ones. We will continue to explore other opportunities to buy or build to expand both our revenues and earnings.”

DGSE Companies, Inc. wholesales, retails and auctions jewelry, diamonds, fine watches, and precious metal bullion and rare coins products to domestic and international customers through its Dallas Gold and Silver Exchange, Charleston Gold and Diamond Exchange, Superior Galleries and National Jewelry Exchange subsidiaries and well as through the internet. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Dallas and Euless, Texas, Charleston, South Carolina and Beverly Hills, California, the Company operates live Internet auctions which can be accessed at www.dgse.com and through Superior Galleries website at www.sgbh.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE web site at www.USBullionExchange.com. Wholesale customers can access our full vintage watch inventory through the restricted site at www.FairchildWatches.com. DGSE also makes collateralized consumer loans at its two Dallas locations and payday loans at three facilities in New Mexico.

The Company is headquartered in Dallas, Texas and its common stock trades on The Nasdaq Stock Market® under the symbol “DGSE”.

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "will", "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of DGSE’s products and services in the marketplace, competitive factors, the risks associated with business combinations, industry factors (including competition, fluctuations in interest rates and bullion values), dependence upon third-party vendors, and other risks detailed in the DGSE’s periodic reports filed with the Securities and Exchange Commission. The actual results or performance by DGSE could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of DGSE. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

William H. Oyster, President and COO of DGSE at (800) 527-5307